Exhibit 99.1

IndyMac Bancorp, Inc. Responds to Letters Sent by Senator Charles Schumer

In regard to the letters sent last week by Senator Charles Schumer to the various regulatory bodies, Indymac has the following response:

We agree with Senator Schumer that in times like these it is important that we all work together to keep institutions like Indymac Bank safe and sound and that anything that can be done in this turbulent financial market environment to further improve the safety and soundness of any financial institution should be done and would be welcome.

That said, his letters leave the wrong impression with respect to three matters.

First, our regulators have been actively involved and are up-to-date on our business and financial position, which has deteriorated since last quarter. We are currently working on a plan, with their feedback and involvement, to further improve the safety and soundness of Indymac, and we will provide more information as that plan becomes more fully developed.

Second, the Federal Home Loan Bank (FHLB) of San Francisco has been diligent in protecting its financial position by systematically and substantially increasing its margin requirements on the mortgage loans and mortgage securities that it has financed for all financial institutions, including Indymac Bank.

This leads to the third issue. Senator Schumer inferred that Indymac utilized brokered deposits to “finance rapid and … irresponsible growth” during this period due to the fact that our brokered deposits increased from 12/31/06 to 3/31/08.  We have maintained a diversified funding model over our years of operating as a Federally-insured depository institution, a structure we believe has provided us with the strength to withstand this very difficult market environment while other capital markets funded companies have not.  This funding model predominantly included FHLB advances and insured deposits, with a smaller amount of market funded commercial paper and repurchase agreements.  When the credit markets collapsed last summer, we, like many financial institutions, raised deposits (both retail and brokered) to improve our operating liquidity, to meet the higher margin requirements imposed by the FHLB and to pay off completely all of our market funding sources. While insured, brokered deposits were used from an expediency perspective, we have since worked on raising retail deposits and expect that brokered deposits as a percentage of our overall funding will decline substantially over the next several quarters.  Contrary to Sen. Schumer’s inference, our use of insured, brokered deposits has lowered the risk for Indymac Bank and improved our safety and soundness during this turbulent period.

Lastly, despite the fact that over 96% of our approximate total of $19 billion in deposits are fully insured by the FDIC (and no depositor who is fully insured has ever lost one penny in the 75 year history of the FDIC), as a result of Sen. Schumer making his letters public and the resulting press coverage, we did experience elevated customer inquiries and withdrawals in our branch network last Friday and on Saturday of roughly $100 million, about ½ of 1% of total deposits. And while branch traffic is somewhat elevated this morning, it is substantially lower than on Saturday, and we are hopeful that this issue appropriately abates soon, so that we can focus, with our regulators involvement, on the important issue of continuing to keep Indymac Bank safe and sound through this unprecedented crisis period.

FORWARD-LOOKING STATEMENTS

Certain statements contained in this Form 8-K may be deemed to be forward-looking statements within the meaning of the federal securities laws.  Words such as “anticipate,” “believe,” “estimate,” “expect,” “project,” “plan,” “forecast,” “intend,” “goal,” “target,” and similar expressions, as well as future or conditional verbs, such as “will,” “would,” “should,” “could,” or “may,” identify forward-looking statements that are inherently subject to risks and uncertainties, many of which cannot be predicted or quantified.  Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including: the effect of economic and market conditions including, but not limited to, the level of housing prices, industry volumes and margins; the level and volatility of interest rates; Indymac’s hedging strategies, hedge effectiveness and overall asset and liability management; the accuracy of subjective estimates used in determining the fair value of financial assets of Indymac; the various credit risks associated with our loans and other financial assets, including increased credit losses due to demand trends in the economy and the real estate market and increased delinquency rates of borrowers; the adequacy of credit reserves and the assumptions underlying them; the actions undertaken by both current and potential new competitors; the availability of funds from Indymac’s lenders, loan sales, securitizations, funds from deposits and all other sources used to fund mortgage loan originations and portfolio investments; and the execution of Indymac’s business and growth plans and its ability to gain market share in a significant  and turbulent market transition.  Additional risk factors include the impact of disruptions triggered by natural disasters; pending or future legislation, regulations and regulatory action, or litigation, and factors described in the reports that Indymac files with the Securities and Exchange Commission, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and its reports on Form 8-K.  Indymac does not undertake to update or revise forward-looking statements to reflect the impact of circumstances for events that arise after the date the forward-looking statements are made.